Exhibit 32.1

CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his or her knowledge the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 of Ceridian Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Kathryn V. Marinello
Kathryn V. Marinello Chairman, President and Chief Executive Officer March 30, 2009

/s/ Gregory J. Macfarlane
Gregory J. Macfarlane Executive Vice President and Chief Financial Officer March 30, 2009